Free Writing Prospectus to Preliminary Pricing Supplement No. 12,409

Registration Statement Nos. 333-275587; 333-275587-01

Dated November 25, 2025; Filed pursuant to Rule 433

Morgan Stanley

RTY Fixed Income Buffered Securities due December 29, 2027

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlier:	Russell 2000® Index (RTY)
Fixed coupon:	5.20% per annum
Coupon payment dates:	Quarterly
Buffer amount:	15% (85% maximum loss)[1]
Pricing date:	December 23, 2025
Observation date:	December 23, 2027
Maturity date:	December 29, 2027
CUSIP:	61779T5K9
Estimated value:	$966.40 per security, or within $35.00 of that estimate
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988225067328/ms12409_424b2-39469.htm
[1]All payments are subject to our credit risk

Hypothetical Payment at Maturity[1]
% Change in Closing Level of the Underlier	Payment at Maturity per Security (excluding the fixed coupon payable at maturity)
+100.00%	$1,000.00
+80.00%	$1,000.00
+60.00%	$1,000.00
+40.00%	$1,000.00
+20.00%	$1,000.00
0.00%	$1,000.00
-15.00%	$1,000.00
-16.00%	$990.00
-20.00%	$950.00
-40.00%	$750.00
-60.00%	$550.00
-80.00%	$350.00
-100.00%	$150.00

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlier(s)

For more information about the underlier(s), including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities provide for only the minimum payment at maturity.

●Investors will not participate in any appreciation in the value of the underlier.

●The market price of the securities may be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.

●The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●As discussed in more detail in the accompanying product supplement, investing in the securities is not equivalent to investing in the underlier(s).

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlier(s)

●Because your return on the securities will depend upon the performance of the underlier(s), the securities are subject to the following risk(s), as discussed in more detail in the accompanying product supplement.

oAdjustments to an underlying index could adversely affect the value of the securities.

●The securities are subject to risks associated with small-capitalization companies.

Risks Relating to Conflicts of Interest

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities–United States federal income tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.